The Reporting Person is the direct beneficial owner of 27,657 shares of Common Stock  and the indirect beneficial owner of 2,469,736 shares held as follows:  555 shares by the Catherine U. Biddle IRA for the benefit of Catherine U. Biddle; 1,918,321 shares by Willing L. Biddle, the Reporting Person's husband (including 943,750 restricted Common Shares issued to Mr. Biddle pursuant to the Issuer's Amended and Restated Restricted Stock Award Plan); 270,000 shares by each of the Willing L. Biddle Dynasty Trust ("WLB Trust") and the Catherine U. Biddle Dynasty Trust ("CUB Trust"), of which the issue of Willing L. Biddle and Catherine Biddle are the beneficiaries and Mr. Biddle and Mrs. Biddle, respectively, are the trustees; 2,307 shares by Mr. Biddle's IRA; 5,163 shares by the P.T. Biddle (Deceased) IRA for the benefit of Mr. Biddle;  2,320 shares by two trusts established under the Issuer's Excess Benefit and Deferred Compensation Plans of 2000 and 2005, 1,070 shares by the Charles and Phoebe Biddle Trust for the benefit of the Issue of Mr. Biddle, for which Mr. Biddle and Charles J. Urstadt are sole trustees. Mrs. Biddle disclaims beneficial ownership of any shares held by the CUB Trust.  The number of shares reported does not include shares of Common Stock of the Issuer owned by Urstadt Realty Associates Co LP ("URACO"), a Delaware limited partnership of which the Catherine U. Biddle Irrevocable Trust (the "Irrevocable Trust") is a limited partner. Shares held by URACO are separately reported by the general partner of URACO.  Mrs. Biddle is the sole beneficiary of the Irrevocable Trust.